UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Target Corporation
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FOR IMMEDIATE RELEASE

TARGET CORPORATION ISSUES OPEN LETTER TO SHAREHOLDERS

MINNEAPOLIS, May 14, 2009 — Target Corporation (NYSE:TGT) announced today that it has issued an open letter to shareholders in connection with the Company’s 2009 Annual Meeting of Shareholders to be held on May 28, 2009.

Following is the text of the letter from Gregg Steinhafel, Target’s Chairman, President and Chief Executive Officer, speaking on behalf of Target’s Board:

May 14, 2009

Dear Fellow Shareholder:

Target’s Annual Meeting on May 28, 2009 is fast approaching.  You have the opportunity to vote now for Target’s independent nominees using the WHITE proxy card by telephone or Internet, or by signing, dating, and returning the WHITE proxy card in the postage paid envelope provided.  Please discard any gold proxy cards you receive from Pershing Square and vote the WHITE proxy card today.

TARGET’S NOMINEES ARE PART OF A BOARD AND MANAGEMENT TEAM
THAT IS SERVING THE BEST INTERESTS OF SHAREHOLDERS

Target’s nominees are part of a Board and management team that have together devised the strategy that has built Target into one of the most successful retailers in the United States.  Over the past 10 years ending January 31, 2009, Target has:

•                                        Grown revenues at a compound annual rate of 11%, gaining substantial market share;

•                                        Translated this top-line growth into increased profitability by expanding EBITDA margins by 200 basis points; and

•                                        Grown EPS at an average annual rate of 14%.(1)

This performance has translated into Target stock price outperformance in relation to Wal-Mart and the S&P 500 on a ten-year(2), five-year(3) and year-to-date(4) basis.

Target’s nominees, Mary N. Dillon, Richard M. Kovacevich, George W. Tamke, and Solomon D. Trujillo, are an integral part of a successful Board and management team.  We believe Pershing Square has presented no plan or strategy to justify a change in your Board or management team.  It appears that Pershing Square has launched its proxy contest because Target rejected Pershing Square’s risky real estate proposal after careful evaluation.

“I think the key to a proxy fight is to really present a logical plan, a plan that the mutual funds can understand, a plan that, especially in this environment, addresses the income statement.”*

– Nelson Peltz, CNBC Squawk Box, 11 May 2009

“I don’t think any of us here can tell you with certainty what the right thing to do is on credit cards. What the right thing to do is on real estate. What the right thing to do is for the retailer.”*

– Bill Ackman, Pershing Square Town Hall, 11 May 2009

TARGET’S BOARD AND MANAGEMENT HAVE THE RIGHT PLAN TO
DELIVER SHAREHOLDER VALUE OVER TIME

This is what analysts have to say:

“Target is an emerging and compelling free cash flow story.”*

– Michael Exstein, Credit Suisse, 8 May 2009

“Target Remains a Top Retailer with Solid In-Stocks and SG&A Leverage. We maintain that Target is one of the best retailers in the American landscape.”*

– Bill Dreher, Deutsche Bank, 8 April 2009

“We have great appreciation for Target’s business model, brand and its management team which is trying to steer the retailer through an extremely difficult consumer spending and credit environment.”*

– Neil Currie, UBS, 25 February 2009

TARGET’S BOARD AND MANAGEMENT BELIEVE IN MAINTAINING
OPEN COMMUNICATIONS WITH ALL SHAREHOLDERS

Target’s Board and management believe in maintaining open communications with all shareholders and have a long history of being responsive to shareholder proposals and issues.  In that regard, Pershing Square had significant access to senior management and the Board.  In fact, we worked constructively with Pershing Square for 20 months before Pershing Square launched its proxy contest.

“Our working relationship with the company has been extremely constructive and we expect it to continue to be so.”*

– Bill Ackman, Letter to Pershing Square Investors, 27 December 2007

Pershing Square presented a series of real estate proposals to Target.  Pershing Square asked Target to consider the IPO and subsequent spin-off of a separate publicly-traded real estate investment trust (REIT) that would own substantially all of the land currently owned by Target.  It was only when Target, after careful review, rejected Pershing Square’s risky real estate proposal that Pershing Square initiated its proxy contest.

While Pershing Square claims that the proxy contest is not about the real estate transaction, the facts suggest otherwise, after all…

“No one spends $15 million on a monster proxy battle just because he thinks that one set of independent directors will be marginally better at giving direction to existing management than the current set of independent directors.”*

– Felix Salmon, Seeking Alpha, 11 May 2009

We believe Target has a world-class Board of Directors which provides meaningful contributions to the creation of value for shareholders. We are confident in our Board nominees and believe their qualifications and experience speak for themselves. Additional information on Target’s nominees for the 2009 Annual Meeting can be found below.

Vote for a Board that has a PLAN for continuing to deliver superior results and is committed to serving the best interests of ALL Target shareholders.

Vote the WHITE proxy.

If you vote using a proxy card sent to you by Pershing Square, you can subsequently revoke it by using the WHITE proxy card to vote by telephone or Internet, or by signing, dating and returning the WHITE proxy card in the postage paid envelope provided. Remember, only your last dated proxy will count — any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the Proxy Statement.

If you have any questions, please contact MacKenzie Partners, Inc. or Georgeson, which are assisting us in connection with this year’s Annual Meeting, at 800-322-2885 or at 866-295-8105.

On behalf of Target’s Board of Directors, thank you for your continued support and interest in Target.

Sincerely,

/s/ Gregg Steinhafel

Gregg Steinhafel
Chairman, President and Chief Executive Officer

*Permission to use quotes neither sought nor obtained

(1) All figures from continuing operations.

(2) Ten-year based on May 7, 1999 to May 8, 2009. Stock price performance- TGT: +39%, WMT: +12%, S&P 500: -31%

(3) Five-year based on May 7, 2004 to May 8, 2009. Stock price performance- TGT: +1%, WMT: -7%, S&P 500: -15%

(4) Year-to-date based on December 31, 2008 to May 8, 2009. Stock price performance- TGT: +27%, WMT: -11%, S&P 500: +3%

Important Information

Target, its directors, and certain of its officers and other employees are participants in the solicitation of proxies from Target’s shareholders in connection with Target’s 2009 Annual Meeting.  Important information concerning the identity and interests of these persons is available in the proxy statement that Target filed with the SEC on April 21, 2009 and the Schedule 14A that Target filed with the SEC on May 7, 2009.

Target has filed a definitive proxy statement in connection with its 2009 Annual Meeting.  The definitive proxy statement, any other relevant documents, and other materials filed with the SEC concerning Target are available free of charge at http://www.sec.gov and http://investors.target.com.  Shareholders should read carefully the definitive proxy statement and the accompanying WHITE proxy card before making any voting decision.

Additional Information on Target’s Nominees

Mary Dillon

Mary Dillon currently serves as Executive Vice President and Global Chief Marketing Officer of McDonald’s Corporation, the leading global foodservice retailer. In this role, Ms. Dillon leads the company’s worldwide marketing efforts and global brand strategy across 118 countries. Prior to joining McDonald’s, Ms. Dillon was President of the Quaker Foods division of PepsiCo Corporation. Under Ms. Dillon’s leadership at Quaker Foods, net revenue and operating profit increased approximately 13 percent from August 2004 to September 2005.

Ms. Dillon brings deep experience in marketing, brand management, food retailing and consumer sales — key elements to Target’s success. Her experience in the food service industry at Quaker Oats also benefits Target’s shareholders and corporate leadership as the Company seeks to grow its portfolio. Additionally, Target’s brand image is one of its most valuable assets, and Ms. Dillon’s insights into managing world-class brands are of great value to the Company.

Richard Kovacevich

Richard Kovacevich has extensive experience in financial services in his role as Chairman of Wells Fargo. He has also previously served as CEO of Wells Fargo from 1998 to 2007. Wells Fargo is the largest commercial real estate lender and broker in the United States and the second largest bank by market capitalization in the United States. Mr. Kovacevich’s guidance in matters pertaining to the credit card business, real estate, and financing markets is of great value, particularly during the economic downturn.

In his role as Chairman of Wells Fargo, Mr. Kovacevich is responsible for the seventh largest credit card issuer in the United States. Wells Fargo was the third most profitable credit card issuer in 2008 (based on outstanding debt for general purpose cards) and ranked eighth in the JD Power and Associates 2008 Credit Card Satisfaction Survey.

George Tamke

George Tamke has a highly regarded track record for driving operational improvements at companies acquired by Clayton, Dubilier & Rice, Inc., a private equity investment firm, with a focus on the consumer and retail sectors, where he serves as an Operating Partner. Previously, he served as Vice Chairman and co-CEO of Emerson Electric Co. and as interim CEO of Kinko’s, Inc. During his tenure as COO and President at Emerson Electric from March 1997 to May 1999, the company’s stock grew 34.2 percent. Today, Mr. Tamke serves as a director of three Clayton, Dubilier & Rice portfolio companies including Culligan Ltd., Hertz Global Holdings, Inc., and ServiceMaster Global Holdings, Inc.

Solomon Trujillo

Solomon Trujillo is an experienced executive who, on three continents, has led companies with telecommunications, information services and media and advertising assets. Mr. Trujillo is CEO and a director of Telstra Corporation Limited, Australia’s leading telecommunications company. He was formerly Chief Executive Officer of US West and Orange S.A., a telecommunications company that serves millions of customers and operates thousands of retail locations in 20 countries.

Mr. Trujillo has particular expertise in business technology and communications, which is essential to Target’s operations and represents a major area of Target’s annual capital investment.

Mr. Trujillo holds a 98 percent attendance record for Board meetings for his entire tenure and a perfect attendance for all in-person meetings. Further he has been a vocal advisor in Target’s growth strategy and his experience as CEO of a Fortune 500 company lends significant value to the Company.

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About Target

Target Corporation’s retail segment includes large general merchandise and food discount stores and Target.com, a fully integrated on-line business. In addition, the company operates a credit card segment that offers branded proprietary and Visa credit card products. The company currently operates 1,698 Target stores in 49 states. Target Corporation news releases are available at www.target.com.

Contacts:

John Hulbert

Susan Kahn

(612) 761-6627

(612) 761-6735

Joele Frank / Tim Lynch
Joele Frank, Wilkinson Brimmer Katcher
(212) 355 4449

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